Exhibit 23.2

KPMG LLP Bay Adelaide Centre 333 Bay Street, Suite 4600 Toronto, ON M5H 2S5 Canada Tel 416-777-8500 Fax 416-777-8818

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centerra Gold Inc.

We, KPMG LLP, consent to the use of our report dated February 23, 2021, on the consolidated financial statements of Centerra Gold Inc. (the “Company”), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, the consolidated statements of earnings (loss) and other comprehensive income (loss), shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies and our report March 25, 2020, on the consolidated financial statements of the Company, which comprise the consolidated statements of financial position as at December 31, 2019 and December 31, 2018, the consolidated statements of (loss) earnings and other comprehensive (loss) income, shareholders’ equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies which are incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

June 28, 2021

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.